                                                                    Exhibit b(4)



                            Amendment to the By-Laws
                                       of
                       Warburg, Pincus Balanced Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Balanced Fund, Inc., the name has changed to Credit Suisse Warburg Pincus Balanced Fund, Inc.

Dated the 26th day of March, 2001